Exhibit 10.1

EXECUTION VERSION

OPAL SPANISH HOLDINGS, S.A.U.
AS BIDDER

AND

MORGAN STANLEY BANK AG
AS CNMV GUARANTEE PROVIDER

MORGAN STANLEY SENIOR FUNDING, INC.
AS ADMINISTRATIVE AGENT

CNMV GUARANTEES ISSUANCE AGREEMENT

TABLE OF CONTENTS

CLAUSE	PAGE
1.	DEFINITIONS AND INTERPRETATION	2
2.	PURPOSE	5
3.	COMMITMENT	5
4.	CONDITIONS OF UTILISATION	5
5.	CNMV GUARANTEES	7
6.	PREPAYMENT AND CANCELLATION	12
7.	CNMV GUARANTEE FEE	13
8.	DEFAULT INTEREST	13
9.	COSTS AND EXPENSES; INDEMNITY	13
10.	REPRESENTATIONS AND WARRANTIES	15
11.	ACCELERATION	15
12.	CHANGES TO THE PARTIES	16
13.	THE ADMINISTRATIVE AGENT	16
14.	PAYMENT MECHANICS	20
15.	COMMUNICATIONS	21
16.	CALCULATIONS AND CERTIFICATES	22
17.	PARTIAL INVALIDITY	22
18.	CONFIDENTIALITY	23
19.	SPANISH NOTARISATION	24
20.	GOVERNING LAW	24
21.	JURISDICTION	24
22.	SURVIVAL	24
SCHEDULE 1 CREDIT AGREEMENT		28
SCHEDULE 2 CONDITIONS PRECEDENT TO INITIAL UTILISATION		30
SCHEDULE 3 CONDITIONS PRECEDENT FOR CNMV SQUEEZE OUT GUARANTEES		31
SCHEDULE 4 CNMV GUARANTEE REQUEST FORM		33
SCHEDULE 5 FORM OF CNMV OFFER GUARANTEE		34
SCHEDULE 6 FORM OF CNMV SQUEEZE-OUT GUARANTEE		36
SCHEDULE 7 COMMITMENTS AS OF EFFECTIVE DATE		38

- i -

CNMV GUARANTEES ISSUANCE AGREEMENT

On 22 September 2021

BETWEEN

(A)
OPAL SPANISH HOLDINGS, S.A.U., a company incorporated under the laws of Spain, with registered office at calle Suero de Quiñones, 34, planta 1ª, Madrid, Spain, Spanish tax identification number A-16808453 (hereinafter, the “Bidder”);

(B)
MORGAN STANLEY BANK AG, a company incorporated under the laws of Germany and registered with the commercial registry of the local court of Frankfurt am Main under number HRB 39346, whose registered office is located at Grosse Gallusstrasse 18, 60312 Frankfurt am Main (Germany) and with Spanish Tax Identification number (N.I.F.) N96294554 (or any assignee pursuant to Clause 12.1 of this Agreement, the “CNMV Guarantee Provider”); and

(C)	MORGAN STANLEY SENIOR FUNDING, INC., a Delaware corporation (the “Administrative Agent”); and

The Bidder, the CNMV Guarantee Providers and the Administrative Agent hereinafter also individually referred to as a “Party” and together as the “Parties”.

RECITALS

(A)
Whereas, on 22 September 2021, the Bidder announced to the Spanish Securities Market Commission (Comisión Nacional del Mercado de Valores) a voluntary takeover bid for 100% of the share capital (the “Shares”) in Zardoya Otis, S.A., a Spanish public limited company (sociedad anónima), with registered office at calle Golfo de Salónica 73, Madrid, Spain, Spanish tax identification number A-28011153, and registered with the Commercial Registry of Madrid in volume 8, page 1, sheet 33171 (the “Target”) for a total price of up to €1,650,000,000 (the “Offer Price”) (such takeover bid, the “Initial Offer” and the Initial Offer plus any other takeover bid to be launched by the Bidder either voluntary or mandatory (including, but not limited to, any squeeze or sell out) for the acquisition of the Shares being the “Offer”).

(B)	Whereas, on or around the date hereof,

(i)
the Bidder as borrower and Otis Worldwide Corporation (the “Guarantor”) as guarantor have entered into a bridge facilities credit agreement with Morgan Stanley Bank AG as initial lender and Morgan Stanley Senior Funding, Inc. as administrative agent (the “Credit Agreement”) for the purposes of, amongst others, financing the consideration for the acquisition of the Shares under or in connection with the Offer. A copy of the Credit Agreement is attached hereto as Schedule 1; and

(ii)
the Guarantor and the Administrative Agent have entered into a company guarantee agreement (the “Guarantee Agreement”) by virtue of which the Guarantor has agreed to unconditionally guarantee all payment obligations of the Bidder under this Agreement for the benefit of the CNMV Guarantee Providers and the Administrative Agent in accordance therewith.

(C)
Whereas, subject to the terms of this Agreement, the CNMV Guarantee Provider will initially issue a guarantee in respect of the obligations of the Bidder pursuant to the Offer as required by Section 15 of Royal Decree 1066/2007, of 27 July, on the regime governing takeover bids (Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores) (the “Spanish Royal Decree”) for an aggregate principal guaranteed amount equivalent to the Offer Price, but may subsequently be requested to issue one or more additional or substitute CNMV Guarantees in connection with the Offer.

(D)
Whereas, the Parties have agreed to enter into this CNMV guarantees issuance agreement (the “Agreement”) under which, on the terms and conditions set forth herein, the CNMV Guarantee Provider has agreed to issue CNMV Offer Guarantees in the form set out in Schedule 5 (Form of CNMV Offer Guarantee) and/or the CNMV Squeeze-Out Guarantees, in the form set out in Schedule 6 (Form of CNMV Squeeze-Out Guarantee), at the request of the Bidder; and the Bidder has agreed to reimburse the CNMV Guarantee Provider any amounts paid or to be paid by it under the relevant CNMV Guarantees.

(E)	Whereas, in consideration of the foregoing the parties hereto hereby agree as follows:

CLAUSES

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Unless otherwise defined herein, capitalised terms used in this letter shall have the meanings given to such terms in the Credit Agreement.

For the purpose of this Agreement, the following words and expressions shall have the following meanings:

“Available Commitment” means a CNMV Guarantee Provider’s Commitment minus the amount of CNMV Guarantees issued or due to be issued on or before the proposed CNMV Guarantee Issuance Date.

“Availability Period” means:

(a)	in relation to the issuance of any CNMV Offer Guarantee, the Certain Funds Period; and

(b)
in relation to the issuance of any CNMV Squeeze-Out Guarantee, the period from the end of the acceptance period in respect of the Initial Offer  to the date falling three (3) Months thereafter or if earlier, the Business Day immediately following the date on which the Bidder is required to deliver the CNMV Squeeze-Out Guarantee to the CNMV in accordance with Section 48 of the Spanish Royal Decree.

“CNMV Guarantee Request” means a notice from the Bidder to the Administrative Agent to issue a CNMV Guarantee in the form set out in Schedule 4 (CNMV Guarantee Request Form).

“CNMV Guarantee Issuance Date” means the date of the relevant CNMV Guarantee is issued.

“Commitment” means, with respect to each CNMV Guarantee Provider, the commitment of such CNMV Guarantee Provider to issue CNMV Guarantees hereunder, as such commitment may be reduced from time to time pursuant to  in connection with any cash cover and Clauses 6.1, 6.2 and 6.3 or increased or reduced from time to time pursuant to assignments by or to such CNMV Guarantee Provider pursuant to Clause 12. The amount of each CNMV Guarantee Provider’s Commitment on the Effective Date is set forth on Schedule 6, and the aggregate amount of the Commitments of the CNMV Guarantee Providers on the Effective Date is €1,650,000,000.

“Partial CNMV Offer Guarantee” shall have the meaning ascribed to such term in Clause 5.8(b).

“Replacement CNMV Offer Guarantee” has the meaning ascribed to it in Clause 5.8(a) (Replacement of CNMV Offer Guarantees).

“Required CNMV Guarantee Providers” means, at any time, CNMV Guarantee Providers having Commitments and issued CNMV Guarantees representing more than 50% of the sum of the aggregate amount of all the Commitments and the aggregate principal amount of all the CNMV Guarantees issued at such time.

“Spanish Civil Procedural Law” means Spanish Law 1/2000 of 7 January (Ley de Enjuiciamiento Civil).

“Utilisation” means the issuance of a CNMV Guarantee.

1.2	Construction

(i)	Unless a contrary indication appears in any reference in this Agreement or the Credit Agreement to:

(a)
any reference to the term “CNMV Offer Guarantees” shall be construed so as to include any CNMV Offer Guarantee deposited with the CNMV from time to time for the purposes of securing the payment obligations of the Bidder resulting from the Offer including, without limitation, any changed CNMV Offer Guarantee deposited under the terms of Clause 5.7 (Changes to the Terms of the Offer Guarantees).

(b)	A CNMV Guarantee is “repaid” or “prepaid” if:

(i)	the Bidder provides cash cover for that CNMV Guarantee; or

(ii)
the amount payable under that CNMV Guarantee is repaid or reduced in accordance with its terms provided that the CNMV Guarantee Provider has received evidence in form and substance satisfactory to it (acting reasonably) that the CNMV Guarantee has been reduced by such amounts); or

(iii)	that CNMV Guarantee is returned to the CNMV Guarantee Provider; or

(iv)	the CNMV Guarantee Provider is satisfied (acting reasonably) that it has no further liability under that CNMV Guarantee; or

(v)	all payment obligations guaranteed by the CNMV Guarantee have been duly satisfied (other than by means of the enforcement of the CNMV Guarantee).

The amount by which a CNMV Guarantee is repaid or prepaid under subparagraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(c)
“cash cover” is provided for a CNMV Guarantee if the Bidder funds and maintains a Cash Deposit in place of or in consideration of a reduction in the amount of that CNMV Guarantee.  If the CNMV for any reason does not accept any such deposit, or if the CNMV repays any amount of such deposit, cash cover will be provided if the Bidder pays an amount in the currency of the CNMV Guarantee to an interest bearing account (it being understood that the relevant rate could also be negative) in the name of the Bidder and the following conditions are met:

(i)	subject as set out below, the account is with the relevant CNMV Guarantee Provider;

(ii)
until no amount is or may be outstanding under that CNMV Guarantee, withdrawals from the account may only be made to pay to the CNMV Guarantee Provider amounts due and payable to it under or in respect of that CNMV Guarantee or this Agreement (including any amounts due and under the Counter-Guarantee issued by a Lender to its Indirect CNMV Guarantee Provider in connection with that CNMV Guarantee); and

(iii)          the Bidder has at its own cost:

(A)
created and perfected an encumbrance over that account in form and substance satisfactory to the relevant CNMV Guarantee Provider (acting reasonably), creating a first-priority security interest over that account in favor of the relevant CNMV Guarantee Provider; or

(B)	entered into another arrangement acceptable to the relevant CNMV Guarantee Provider (acting reasonably).

At any time whilst the Bidder is providing cash cover to the CNMV Guarantee Provider in respect of a CNMV Guarantee, the Bidder will negotiate with the CNMV to procure that the CNMV accepts a Cash Deposit by the Bidder in place of or in consideration of a reduction in the amount of that CNMV Guarantee and the CNMV Guarantee Provider will co-operate in effecting any such arrangement.

(d)	Any account opened in accordance with those provisions shall bear interest (it being understood that the interest could also be negative) at a commercial rate.

(e)	The “outstanding” or “principal” amount of a CNMV Guarantee at any time is the maximum amount that is or may be payable by the Borrower in respect of that CNMV Guarantee at that time.

1.3	Time and periods

For the purposes of calculating the periods indicated in this Agreement, the definitions contained in this Clause shall be used.

(i)	a time of day is a reference to Madrid time.

(ii)	“Business Day” means a day other than Saturday, Sunday or any banking holiday according to the labour calendar in the city of Madrid.

1.4	Loan Document

This Agreement constitutes a Loan Document for the purposes of the Credit Agreement.

2.	PURPOSE

The Bidder may request the CNMV Guarantee Providers to issue one or more CNMV Guarantees to secure the obligations of the Bidder in respect of the Initial Offer or the Squeeze-Out, as applicable, in accordance with the requirements of the CNMV pursuant to the Spanish Royal Decree.

3.	COMMITMENT

The amount of the CNMV Guarantee Provider’s Commitment on the Effective Date is €1,650,000,000.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

4.1.1
The CNMV Guarantee Provider will only be obliged to comply with Clause 5.2 (Issue of the CNMV Guarantees) in relation to any Utilisation by way of CNMV Offer Guarantees if, on or before the CNMV Guarantee Issuance Date for that Utilisation, the Administrative Agent has received all of the documents and other evidence listed in Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Administrative Agent.

4.1.2
The CNMV Guarantee Provider will only be obliged to comply with Clause 5.2 (Issue of the CNMV Guarantees) in relation to any Utilisation by way of CNMV Squeeze-Out Guarantees, if on or before the CNMV Guarantee Issuance Date for that Utilisation, the Administrative Agent has, in addition to the documents and other evidence listed in Schedule 2 (Conditions Precedent to Initial Utilisation), received all of the documents and other evidence set out in Schedule 3 (Conditions Precedent for CNMV Squeeze-Out Guarantees) in form and substance satisfactory to the Administrative Agent.

4.2	Further conditions precedent

4.2.1
The CNMV Guarantee Provider shall issue the relevant CNMV Offer Guarantee and the CNMV Squeeze-Out Guarantee  pursuant to Clause 5.2 (Issue of the CNMV Guarantees), provided that on the proposed CNMV Guarantee Issuance Date:

(i)
(A) no Default is continuing or would result from the proposed Utilisation or (B) if the Certain Funds Period has commenced on a date prior to the CNMV Guarantee Issuance Date of the relevant CNMV Guarantee, No Major Default is continuing or would result from the proposed Utilisation;

(ii)
(A) each of the representations and warranties set out in Section 3 (Representations and Warranties) of the Credit Agreement shall be true and correct, (x) in the case of the representations and warranties qualified by materiality or Material Adverse Effect in the text thereof, in all respects and (y) in the case of the representations and warranties other than those referenced in the foregoing clause (x), in all material respects, in each case on and as of the CNMV Guarantee Issuance Date of such Utilisation, before and after giving effect to such Utilisation, as though made on and as of such date or (B) if the Certain Funds Period has commenced on a date prior to the CNMV Guarantee Issuance Date of the relevant CNMV Offer Guarantee, the Major Representations shall be true and correct (x) in the case of the Major Representations qualified by materiality or Material Adverse Effect in the text thereof, in all respects and (y) in the case of the Major Representations other than those referenced in the foregoing clause (x), in all material respects, in each case on and as of the Utilisation, before and after giving effect to such Utilisation, as though made on and as of such date;

(iii)	a CNMV Guarantee Request which complies with the terms of this Agreement has been submitted by the Bidder to the Administrative Agent; and

(iv)	it is not illegal for the CNMV Guarantee Provider to perform any of its obligations as set out in this Agreement.

4.3	Utilisation during the Availability Period

Subject to Clause 4.1 (Initial Conditions Precedent) and 4.2 (Further Conditions Precedent), during the Availability Period, a CNMV Guarantee Provider shall not be entitled to:

(i)	cancel any of its Commitments to the extent to do so would prevent or limit the making of a Utilisation;

(ii)
rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under this Agreement it may have to the extent to do so would prevent or limit the making of a Utilisation;

(iii)	refuse to participate in the making of a Utilisation;

(iv)	exercise any right of set-off or counterclaim in respect of a Utilisation to the extent to do so would prevent or limit the making of a Utilisation; or

(v)	cancel, accelerate or cause repayment or prepayment of any amounts owing under this Agreement to the extent to do so would prevent, limit or delay the making of a Utilisation,

provided that immediately upon the expiry of the Availability Period all such rights, remedies and entitlements shall be available to the CNMV Guarantee Provider notwithstanding that it may not have been used or been available for use during the Availability Period.

4.4	Maximum number of Utilisations

The Bidder may deliver within the Availability Period a maximum number of three CNMV Guarantee Requests (other than any Replacement CNMV Offer Guarantees issued in connection with joining additional CNMV Guarantee Providers to this Agreement pursuant to Clause 5.8 and any Partial CNMV Offer Guarantees).

5.	CNMV GUARANTEES

5.1	CNMV Guarantee Request

5.1.1
The Bidder may submit to the Administrative Agent a duly completed CNMV Guarantee Request requesting the issuance of a CNMV Guarantee not later than 2:00 p.m. (New York City time) on the date falling two (2) Business Days prior to the relevant CNMV Guarantee Issuance Date.

5.1.2	A CNMV Guarantee Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it specifies whether it is for either:

(x)          a CNMV Offer Guarantee; or

(y)          a CNMV Squeeze-Out Guarantee;

(ii)	the CNMV Guarantee Issuance Date is a Business Day falling within the Availability Period for issuance of the relevant CNMV Guarantee;

(iii)	the currency of the CNMV Guarantee is euro; and

(iv)	the amount, of the CNMV Guarantee (which cannot exceed the amount set out in Clause 5.9 (Maximum Amount of CNMV Guarantees);

(v)	the form of CNMV Guarantee is attached; and

(vi)	delivery instructions for the CNMV Guarantee to be filed with the CNMV are specified.

5.2	Issue of the CNMV Guarantee

5.2.1
On receipt of a CNMV Guarantee Request in accordance with Clause 5.1 (CNMV Guarantee Request), the Administrative Agent shall notify each CNMV Guarantee Provider. Each CNMV Guarantee Provider agrees, subject only to the conditions set out in Clause 4 (Conditions of Utilisation), to issue, and deliver to the Bidder, a CNMV Guarantee on the CNMV Guarantee Issuance Date in an amount that is not in excess of its Available Commitment.

5.2.2	The Bidder shall file the CNMV Guarantee(s) with the CNMV promptly upon issuance.

5.2.3
If the amount of any CNMV Guarantee is wholly or partially reduced or it is repaid or prepaid, the Bidder shall promptly notify the Administrative Agent of such amount upon becoming aware thereof. The Administrative Agent shall promptly upon receipt notify each CNMV Guarantee Provider.

5.3	Authority to pay claims under a CNMV Guarantee

5.3.1
The Bidder irrevocably and unconditionally authorises the CNMV Guarantee Providers to pay any claim made by the CNMV and/or IBERCLEAR under a CNMV Guarantee which appears on its face to be in order (a “claim”, the amount of any such claim being a “Claimed Amount”) notwithstanding any defence against that claim which is or may be available to the CNMV Guarantee Provider under applicable law.

5.3.2	The Bidder acknowledges that each CNMV Guarantee Provider:

(i)	is not obliged to carry out any investigation or seek any confirmation from any other Person before paying a claim; and

(ii)	deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any Person.

5.3.3	Each CNMV Guarantee Provider shall promptly notify the Administrative Agent and the Bidder of any claim made by the CNMV or IBERCLEAR under a CNMV Guarantee issued by it.

5.3.4
Notwithstanding any other provision of this Agreement but subject to Clause 5.3.1, the authority to pay granted by the Bidder to the CNMV Guarantee Provider pursuant to this Clause 5.3 shall at all times exclude authority to make payments arising out of, or in connection with, the CNMV Guarantee Provider’s gross negligence and/or wilful misconduct.

5.4	Bidder Reimbursement

5.4.1	The Bidder irrevocably and unconditionally

(i)	undertakes that it will pay to a CNMV Guarantee Provider an amount equal to any Claimed Amount payable by that CNMV Guarantee Provider by the date that the Claimed Amount is due to be paid; and

(ii)
shall immediately on demand indemnify a CNMV Guarantee Provider for any cost, loss or liability incurred by that CNMV Guarantee Provider as a result of its failure to make payment under sub-paragraph (i) above and for a CNMV Guarantee Provider acting as issuer of a CNMV Guarantee (including for any Claimed Amount paid by it under the CNMV Guarantee (plus interest accruing from the date that amount is paid by the CNMV Guarantee Provider until the date of such demand at the interest rate applicable to EURIBOR Borrowings at such time under the Credit Agreement)).

5.4.2
The obligations of the Bidder under this Clause 5.4 shall not be affected by any act, omission, matter or thing which, but for this provision, might reduce, release, prejudice or otherwise exonerate any of its obligations under this Clause in whole or in part (whether or not known to the Bidder or any other Person).  This includes, without limitation:

(i)	any time or waiver granted to or composition with the CNMV Guarantee Provider or any other Person;

(ii)	any release of any Person under the terms of any composition or arrangement;

(iii)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Person;

(iv)	any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(v)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any Person;

(vi)	any amendment (however fundamental) of this Agreement, any CNMV Guarantee or any other document or security;

(vii)	any unenforceability, illegality or invalidity of any obligation of any Person under this Agreement, any CNMV Guarantee or any other document or security; or

(viii)	any insolvency or similar proceedings.

5.4.3
The obligations of the Bidder under this Clause 5.4 shall be continuing obligations, shall extend to the ultimate balance of all amounts expressed to be payable hereunder and shall continue in force notwithstanding any intermediate payment in whole or in part of amounts payable hereunder.

5.5	Acknowledgment of Lenders’ Indemnity and Loss Sharing by Lenders

The CNMV Guarantee Providers hereby acknowledge and accept the Lenders’ indemnity granted in their favor and the loss sharing provisions set out in Sections 2.19, 2.20 and 2.21 of the Credit Agreement.

5.6	Loss Sharing by CNMV Guarantee Providers

5.6.1
If (i) a demand is made under a CNMV Guarantee or a Counter-Guarantee and the obligations of (a) the Bidder to a Lender under Section 2.18 of the Credit Agreement or to a CNMV Guarantee Provider under Clause 5.4 (Bidder Reimbursement); (b) the Guarantor to a Lender under Article X of the Credit Agreement or to a CNMV Guarantee Provider under the Guarantee Agreement; or (c) any Lender to a CNMV Guarantee Provider under Section 2.19 (Lenders’ Indemnity) of the Credit Agreement remain undischarged; and (ii) all existing CNMV Guarantees have been cancelled and repaid, and any resulting loss is not being borne by the Lenders or, as the case may be, by the CNMV Guarantee Providers in the appropriate share (such appropriate share being, as between the CNMV Guarantee Providers, the proportion of their exposure under the CNMV Guarantees issued by them to the aggregate exposure of all CNMV Guarantee Providers under all issued CNMV Guarantees then in issue), the CNMV Guarantee Providers shall make such payments between themselves as the Administrative Agent may require to ensure that after taking account of those payments, losses are borne by the CNMV Guarantee Providers in the appropriate share.

5.6.2	No CNMV Guarantee Provider shall be required to pay amounts under this Clause 5.6 which, when aggregated with any CNMV Guarantee issued by it, would exceed its Commitment.

5.6.3	No payment shall be made under this Clause to any Lender or CNMV Guarantee Provider which is a Defaulting Lender.

5.7	Changes to the terms of the CNMV Guarantees

5.7.1
If the CNMV requests any changes to a CNMV Guarantee (other than an increase of the amount), the CNMV Guarantee Provider shall, provided that the conditions for Utilisation are satisfied, within two (2) Business Days of receipt of a written request from the Bidder for such change, deliver such new CNMV Guarantee on the terms set out in Clause 5.8 (Replacement of CNMV Offer Guarantees).

5.7.2	The Bidder shall promptly upon receipt from the CNMV of the then existing CNMV Guarantee subject to amendment or replacement deliver it to the relevant CNMV Guarantee Provider.

5.7.3	On the date on which the new CNMV Guarantee is deposited with the CNMV, the relevant CNMV Guarantee Provider shall be released from any obligations under the previous CNMV Guarantee.

5.8	Replacement of CNMV Offer Guarantees

If the Bidder notifies the CNMV Guarantee Provider at any time during the Availability Period that it has agreed with the CNMV:

(a)	to replace total or partially the CNMV Offer Guarantees by other alternative replacing CNMV Offer Guarantees (the “Replacement CNMV Offer Guarantees”); or

(b)
to replace total or partially the CNMV Offer Guarantees or the Replacement CNMV Offer Guarantees by a Cash Deposit, then the CNMV Guarantee Provider shall provide the relevant CNMV Offer Guarantee in the amount not covered by a Cash Deposit (the “Partial CNMV Offer Guarantee”);

in the case of (a) or (b):

(i)
the Bidder shall use its best efforts to cause the CNMV to return the relevant outstanding CNMV Offer Guarantee to the Bidder promptly following the delivery of the Partial CNMV Offer Guarantee, the delivery of the Replacement CNMV Offer Guarantees and/or the creation of the Cash Deposit;

(ii)	the CNMV Guarantee Providers shall promptly issue and deliver a Replacement CNMV Offer Guarantee or Partial CNMV Offer Guarantee to the Bidder;

(iii)
the Bidder shall file the Replacement CNMV Offer Guarantee or Partial CNMV Offer Guarantee with the CNMV on the same CNMV Guarantee Issuance Date of such Replacement CNMV Offer Guarantee or Partial CNMV Offer Guarantee (but not later than the next Business Day if the Replacement CNMV Offer Guarantee or the Partial CNMV Offer Guarantee was delivered to the Bidder later than 5pm Madrid time on the CNMV Guarantee Issuance Date); and

(iv)
on the date on which the new Replacement CNMV Offer Guarantee or Partial CNMV Offer Guarantee is deposited with the CNMV, the relevant CNMV Guarantee Provider shall be released from any obligations under the replaced CNMV Guarantee and the Bidder shall procure that such replaced CNMV Offer Guarantee is cancelled and/or returned, to the extent possible on the same day, and otherwise as soon as reasonably practicable.

5.9	Maximum amount of CNMV Guarantees

Notwithstanding any other provision of this Agreement, the outstanding amount of all CNMV Guarantees (ignoring, for the avoidance of doubt, any CNMV Offer Guarantees that have been replaced by a Replacement CNMV Offer Guarantee) shall not exceed the lower of (a) total cash consideration payable for all the shares in the Target then subject to the Initial Offer and (b) the Commitments.

6.	PREPAYMENT AND CANCELLATION

6.1	Offer Refusal or Withdrawal

If the Offer is irrevocably refused by the CNMV or withdrawn by the Bidder, or, otherwise, after the Final Settlement Date , the Bidder shall procure that each outstanding CNMV Guarantee is cancelled and/or returned to the CNMV Guarantee Providers as soon as practicable.

6.2	Illegality

If, in any applicable jurisdiction, it becomes unlawful for the CNMV Guarantee Providers to perform any of its obligations as contemplated by this Agreement or to issue or leave outstanding any CNMV Guarantee:

(i)	the CNMV Guarantee Providers shall promptly notify the Bidder upon becoming aware of that event;

(ii)	the Available Commitment will be immediately cancelled and the CNMV Guarantee Providers shall not be obliged to issue a CNMV Guarantee; and

(iii)
the Bidder shall provide cash cover of any CNMV Guarantee issued by the CNMV Guarantee Providers and outstanding at such time on or before the date specified by the CNMV Guarantee Providers in the notice delivered to the Bidder.

6.3	Voluntary cancellation of the Available Commitment

The Bidder may at any time, if it gives the CNMV Guarantee Providers not less than three (3) Business Days prior notice, cancel totally or partially the Available Commitment, provided that if there are any CNMV Offer Guarantees outstanding, such CNMV Offer Guarantees should be returned to the CNMV Guarantee Providers before any cancellation takes effect and if such return is not possible for any reason, the Bidder shall otherwise prepay or repay the outstanding amount of CNMV Offer Guarantees.

7.	CNMV GUARANTEE FEE

The Bidder shall pay to the CNMV Guarantee Providers a fee at a rate equal to 0.50% per annum (the “CNMV Guarantee Fee”) on the aggregate outstanding amount of each CNMV Guarantee issued hereunder and accrued on the period starting on the CNMV Guarantee Issuance Date and ending on the date on which such CNMV Guarantee is repaid, prepaid or terminated in accordance with this Agreement (the “Release Date”).

The amount of any accrued CNMV Guarantee Fee is payable quarterly (starting from the relevant CNMV Guarantee Issuance Date) in arrears (or by reference to any shorter period that ends on a Release Date relative to a particular CNMV Guarantee) to the account notified by the CNMV Guarantee Providers to the Bidder in advance for such purposes in immediately available funds without setoff or counterclaim and without deduction for any taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any national, state or local taxing authority, except as required by applicable law.  If such deducted or withheld amounts are an Indemnified Tax (as defined in the Credit Agreement), such payments will be grossed up by the Bidder for such amounts.

8.	DEFAULT INTEREST

If the Bidder fails to pay any amount payable by them under this Agreement on its due date, interest shall accrue at a rate equal to (i) the interest rate applicable to EURIBOR Borrowings at such time under the Credit Agreement; plus (ii) two percent (2.00%) per annum calculated on a day-to-day basis on a year with 360 days from the due date for payment until the date such payment is received.

Any interest accruing under this Clause shall be immediately payable by the Bidder on demand by each CNMV Guarantee Provider.

For the purposes of Article 317 of the Spanish Commercial Code, the Parties agree that Default Interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount but will remain immediately due and payable.

9.	COSTS AND EXPENSES; INDEMNITY

The Bidder shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the CNMV Guarantee Providers and their respective Affiliates, including the reasonable fees, charges and disbursements of one firm of outside counsel for the foregoing (and, if deemed reasonably necessary by such Persons, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction), in connection with the arrangement and syndication of the credit facility provided for herein, including the as the preparation, execution, delivery and administration of this Agreement or any amendments, modifications or waivers (to the extent such amendments, modifications or waivers are contemplated by this Agreement or requested by the Bidder) of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of Lenders) of this Agreement and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent or any CNMV Guarantee Provider, including the fees, charges and disbursements of any counsel for any of the foregoing, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Clause, or in connection with the CNMV Guarantees issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such CNMV Guarantees.

The Bidder shall indemnify the Administrative Agent and the CNMV Guarantee Providers and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) within 3 Business Days of demand, against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and expenses reasonably related thereto, including reasonable fees, charges and disbursements of one firm of outside counsel for Indemnitees (and, if deemed reasonably necessary by the Administrative Agent, one firm of regulatory counsel and/or one firm of local counsel in each appropriate jurisdiction, and, in the case of an actual or perceived conflict of interest for any Indemnitee, one firm of counsel (and, if deemed reasonably necessary by such Indemnitee, one firm of regulatory and/or one firm of local counsel in each appropriate jurisdiction) for such Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the preparation, execution, delivery and (in the case of the Administrative Agent and its Related Parties only) administration of this Agreement or any other agreement or instrument contemplated hereby, the CNMV Guarantee or the use of the proceeds thereof, or the consummation of the transactions contemplated hereby or (ii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether any Indemnitee is a party thereto (and regardless of whether such matter is initiated by the Bidder or any of its Affiliates, equity holders, creditors, securityholders or any other Person); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or a material breach, including any such breach in bad faith, of the agreements by such Indemnitee set forth in this Agreement or (B) result from any claim, litigation, investigation or proceeding that does not involve an act or omission of the Bidder, the Guarantor or any of their respective Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, litigation, investigation or proceeding brought by an Indemnitee against the Administrative Agent in its capacity or in fulfilling its role as an agent or any other similar role hereunder).  No Indemnitee shall be liable for any damages arising from the use of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the gross negligence or willful misconduct of such Indemnitee, and no party hereto shall be liable for any indirect or consequential damages in connection with the CNMV Guarantees, this Agreement or its activities related thereto; provided that nothing contained in this sentence will limit the Bidder’s indemnity and reimbursement obligations set forth in this Clause 9. This paragraph shall not apply with respect to taxes other than any taxes that represent losses, claims or damages arising from any non-tax claim.

10.	REPRESENTATIONS AND WARRANTIES

On the date hereof, the Bidder makes each of the representations and warranties set out in Section 3 (Representations and Warranties) of the Credit Agreement to the CNMV Guarantee Providers and the Bidder acknowledges that the CNMV Guarantee Providers have entered into this Agreement, inter alia, in reliance on those representations and warranties.

11.	ACCELERATION

Subject to Clause 4.3 (Utilisation during the Availability Period), upon receipt by the Administrative Agent of a notice from the Administrative Agent under the Credit Agreement confirming that an Event of Default has occured and is continuing under the Credit Agreement, the Administrative Agent shall immediately inform each CNMV Guarantee Provider of the occurrence of such Event of Default. In such a case, the Administrative Agent shall if so directed by the Required CNMV Guarantee Providers by notice to the Bidder:

(i)	declare that no further Utilisations may be requested under this Agreement; and

(ii)	require the Bidder to pay all amounts accrued or outstanding under this Agreement, including accrued default interest and fees; and

(iii)	require the Bidder to, at its option, within twenty (20) days as from its request, either:

(a)
deposit cash in an account held with the CNMV Guarantee Providers and pledged in their favor, which covers the total liabilities of the CNMV Guarantee Providers in respect of all the issued CNMV Guarantees and any other amounts payable by the Bidder under this Agreement; or

(b)
provide the CNMV Guarantee Providers with a counter-guarantee issued by a credit entity with an investment grade rating and on terms acceptable for the CNMV Guarantee Providers which covers the total liabilities of the CNMV Guarantee Providers in respect of all the issued CNMV Guarantees and any other amounts payable by the Bidder under this Agreement; or

(c)
release the CNMV Guarantee Providers from all obligations under the issued CNMV Guarantees and under this Agreement and take such other actions as shall be necessary to cause the CNMV Guarantee Providers to be satisfied (acting reasonably) that their liability under that CNMV Guarantees has been cancelled (including by the return of the original of the CNMV Guarantees to the CNMV Guarantee Providers or formal cancellation of the CNMV Guarantees by the CNMV to the satisfaction of the CNMV Guarantee Providers).

For the avoidance of any doubt, in case a cash cover is provided in accordance with paragraph (a) above or a counter guarantee is provided in accordance with paragraph (b) above, the provisions under this Agreement will continue in full force and effect between the Parties until the CNMV Guarantees have been irrevocably and unconditionally cancelled (including by the return of the original of the CNMV Guarantees to the CNMV Guarantee Providers or formal cancellation of the same by the CNMV to the satisfaction (acting reasonably) of the CNMV Guarantee Providers) and the CNMV Guarantee Providers are fully discharged of its obligations under the CNMV Guarantees.

12.	CHANGES TO THE PARTIES

12.1	Assignments by the CNMV Guarantee Providers

The CNMV Guarantee Providers may not assign its participation in this Agreement and in any issued CNMV Guarantee without the prior written consent of the Bidder (which shall not be unreasonably withheld or delayed), except if the assignment:

(i)	is made to a credit entity acceptable to the CNMV for the purposes of issuing a CNMV Guarantee;

(ii)	is made to another CNMV Guarantee Provider or an Affiliate of any CNMV Guarantee Provider which is acceptable to the CNMV for the purposes of issuing a CNMV Guarantee; and

(iii)	shall not result in any increase in costs, taxes and/or expenses for the Bidder.

Each existing CNMV Guarantee Provider and each new CNMV Guarantee Provider will formalise the assignments by executing the relevant assignment agreement. The assignment agreement shall be raised by the parties thereto to the status of Spanish public document within five (5) Business Days from the Administrative Agent’s request.

12.2	Assignments by the Bidder

The Bidder may not assign, transfer, substitute or subrogate its rights and obligations assumed under this Agreement without the prior written consent of the CNMV Guarantee Providers.

13.	THE ADMINISTRATIVE AGENT

(i)
Each of the CNMV Guarantee Providers hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors to serve as administrative agent hereunder, and authorizes the Administrative Agent to take such actions and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise provided in Clause 13(vi), the provisions of this Clause are solely for the benefit of the Administrative Agent and the CNMV Guarantee Providers and the Bidder shall not have rights as a third-party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(ii)
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a CNMV Guarantee Provider as any other CNMV Guarantee Provider and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Bidder or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the CNMV Guarantee Providers.

(iii)
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein, and its duties hereunder shall be administrative in nature.  Without limiting the generality of the foregoing,

(a)
the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” herein (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties),

(b)
the Administrative Agent shall not have any duty to take any discretionary action or to exercise any discretionary power, except discretionary rights and powers expressly contemplated by this Agreement that the Administrative Agent is required to exercise as directed in writing by the Required CNMV Guarantee Providers (or such other number or percentage of the CNMV Guarantee Provider as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement; provided that the Administrative Agent shall not be required to take any action that, in its opinion, could expose the Administrative Agent to liability or be contrary to this Agreement or applicable law, and

(c)
except as expressly set forth in this Agreement, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Bidder or any Subsidiary or any other Affiliate thereof that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required CNMV Guarantee Providers (or such other number or percentage of the CNMV Guarantee Providers as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in this Agreement) or in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice thereof (stating that it is a “Notice of Default”) is given to the Administrative Agent by the Guarantor, the Bidder or a CNMV Guarantee Provider, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in this Agreement or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Schedules 1 or 2 or elsewhere in this Agreement, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.

(iv)
The Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the signatory, sender or authenticator thereof).  The Administrative Agent also shall be entitled to rely, and shall not incur any liability for relying, upon any statement made to it orally or by telephone and believed by it to be made by the proper Person (whether or not such Person in fact meets the requirements set forth in this Agreement for being the maker thereof), and may act upon any such statement prior to receipt of written confirmation thereof.  The Administrative Agent may consult with legal counsel (who may be counsel for the Bidder), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith and in accordance with the advice of any such counsel, accountants or experts.

(v)
The Administrative Agent may perform any of and all of its duties and exercise its rights and powers hereunder by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any of and all their duties and exercise their rights and powers through their respective Related Parties.  The exculpatory provisions of this Clause shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with any assignment provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

(vi)
Subject to the terms of this paragraph, the Administrative Agent may resign at any time from its capacity as such. In connection with such resignation, the Administrative Agent shall give notice of its intent to resign to the CNMV Guarantee Providers and the Bidder. Upon receipt of any such notice of resignation, the Required CNMV Guarantee Providers shall have the right, subject to the consent of the Bidder (unless an Event of Default has occurred and is continuing), to appoint a successor commercial bank organized under the laws of the United States of America or of any State thereof, having a combined capital and surplus of at least $500,000,000 and a local office in New York, New York. If no successor shall have been so appointed by the Required CNMV Guarantee Providers and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, then the retiring Administrative Agent may, on behalf of the CNMV Guarantee Providers, appoint a successor Administrative Agent, which shall meet the qualifications set forth above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Bidder to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Bidder and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the CNMV Guarantee Providers and the Bidder, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (b) the Required CNMV Guarantee Providers shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (i) all payments required to be made hereunder to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each CNMV Guarantee Provider. Following the effectiveness of any Administrative Agent’s resignation from its capacity as such, the provisions of this Clause shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

(vii)
Each CNMV Guarantee Provider acknowledges that it has, independently and without reliance upon the Administrative Agent, any CNMV Guarantee Provider, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each CNMV Guarantee Provider also acknowledges that it will, independently and without reliance upon the Administrative Agent, any CNMV Guarantee Provider, or any of the Related Parties of any of the foregoing, and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any related agreement or any document furnished hereunder or thereunder.

(viii)
In case of the pendency of any proceeding with respect to the Bidder or the Guarantor under any Debtor Relief Law now or hereafter in effect, the Administrative Agent (irrespective of whether the Administrative Agent shall have made any demand on any Bidder) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)
to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of CNMV Guarantees that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the CNMV Guarantee Providers and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the CNMV Guarantees and the Administrative Agent and their respective agents and counsel and all other amounts due the CNMV Guarantees and the Administrative Agent under Clause 9) allowed in such judicial proceeding; and

(b)	to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each CNMV Guarantee Provider to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the CNMV Guarantee Providers, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, hereunder (including under Clause 9). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any CNMV Guarantee Provider any plan of reorganization, arrangement, adjustment or composition affecting the obligations or the rights of any CNMV Guarantee Provider, or to vote in respect of the claim of any CNMV Guarantee Provider in any such proceeding.

14.	PAYMENT MECHANICS

14.1	Payments under the Agreement

All payments to be made by the Bidder pursuant to any obligation assumed under this Agreement shall be made in the account as each CNMV Guarantee Provider specifies in immediately available funds.

All payments to be made by the Bidder in respect of principal, interest, fees, expenses or for any other reason arising out of this Agreement shall be made prior to twelve noon (12:00) on the date on which they are due in accordance with the Agreement, with value date the same day as per the valuation rules of the Bank of Spain (or, as the case may be, the European Central Bank) without the need for prior demand and by crediting the amount thereof to the account of the CNMV Guarantee Provider that it has previously communicated in writing to the Bidder.

14.2	No set-off by the Bidder

All payments to be made by the Bidder under this Agreement shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

14.3	Business days

Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

15.	COMMUNICATIONS

Unless otherwise stated in this Agreement, notices under this Agreement shall be made in writing by email to the addresses specified by the Parties below.

Each Party shall provide written notice to the other Parties of a change of address, which shall become effective five (5) calendar days after such notice is received.

Each notice shall be deemed to have been given or made and delivered upon acknowledgement of receipt by the addressee. However, a notice given in accordance with this Clause that is received on a non-Business Day or after 5:00 p.m. New York City time in the place of receipt shall only be deemed to be given on the next Business Day in that place.

15.1	Notice details for the Administrative Agent

Attention:	Agency Team

E-mail:	Agency.Borrowers@morganstanley.com; tarik.johnson@morganstanley.com

Address:	1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, Maryland 21231 (USA).

15.2	Notice details for the CNMV Guarantee Providers

Attention:	c/o Agency Team

E-mail:	Agency.Borrowers@morganstanley.com; tarik.johnson@morganstanley.com

Address:	1300 Thames Street, Thames Street Wharf, 4th Floor, Baltimore, Maryland 21231 (USA).

15.3	Notice details for the Bidder

Attention:	Imelda Suit, Vice President and Treasurer

E-mail:	Imelda.suit@otis.com

Address:	c/o Otis Worldwide Corporation, One Carrier Place, Farmington, Connecticut 06032 (USA).

16.	CALCULATIONS AND CERTIFICATES

16.1	Certificates and determinations

In any litigation proceedings arising out of or in connection with this Agreement, the entries made in the accounts maintained by the CNMV Guarantee Providers are prima facie evidence of the matters to which they relate.

Any certification or determination by each CNMV Guarantee Provider of a rate or amount under this Agreement is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

It is expressly agreed that, for the purposes of payment and dispatch of enforcement in Spain, or for the purposes of judicial claims in Spain, the balance resulting from the accounts opened by the CNMV Guarantee Provider in connection with this Agreement, duly certified by the CNMV Guarantee Provider separately exercising the action, will be considered a due, liquid and payable amount (importe vencido, líquido y exigible) enforceable against the Bidder under this Agreement, and may be used as evidence in judicial proceedings in Spain and will have full legal effect under Spanish procedural laws as set out in Clause 16.3 below.

16.2	Day count convention

Any interest, commission or fee accruing under this Agreement will accrue from day-to-day and is calculated on the basis of the actual number of days elapsed and a year of 360 days.

16.3	Evidence of debt

For the purposes of article 572 of the Spanish Civil Procedural Law, the Parties expressly agree that, provided that the requirements to request payment to the Bidder are met, the Administrative Agent (and/or any relevant CNMV Guarantee Provider) will calculate the amount due following its accounting provisions and it will issue the relevant certificate (which will be upheld valid in a Court and shall produce all legal effects) detailing the total due amount as of the date of its issuance, being deemed such amount as true, net, due and payable. For the purposes of Articles 571 et seq. of the Spanish Civil Procedural Law, the Parties expressly agree that such balances shall be considered as due, liquid and payable and may be claimed pursuant to the same provisions of such law.

17.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, (a) the validity, legality or enforceable character of the remaining provisions shall not in any way be affected or impaired and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.	CONFIDENTIALITY

18.1	Confidentiality undertaking

Subject to Clause 18.2 (Permitted Disclosure) and unless otherwise agreed in writing by the Parties:

(i)
the CNMV Guarantee Providers and the Administrative Agent shall not without the prior written consent of the Bidder, disclose to any third party the terms and conditions of this Agreement and/or any other information relating to the Bidder; and

(ii)	the CNMV Guarantee Providers and the Administrative Agent agree that they will treat this Agreement and any information supplied in connection herewith as confidential.

The duty of confidentiality arising from this Agreement continues to apply in full even after the date on which this Agreement is terminated in full but will expire two (2) years following such date.

18.2	Permitted disclosure

The provisions of Clause 18.1 (Confidentiality Undertaking) do not apply to any information which:

(i)	is or comes into the public domain otherwise than by breach of this Agreement;

(ii)	is required to be disclosed in compliance with any applicable law, rule, regulation or order from a court of competent jurisdiction;

(iii)
is required or requested to be disclosed to any public authority or governmental body or regulatory body having jurisdiction over the conduct of (as applicable) each CNMV Guarantee Provider’s business and/or affairs;

(iv)	is disclosed by any Party to its legal advisers or auditors (but in that capacity only) provided that such Persons are bound by professional obligations of confidentiality;

(v)
is disclosed by any Party to its Affiliates and its and their respective Affiliates, directors, officers, employees, agents, managers, insurance and reinsurance companies and professional advisers, provided that they are made aware of the obligations of confidentiality under this Clause; or

(vi)	is disclosed in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder or thereunder;

(vii)	is disclosed with the consent of the Bidder;

(viii)
(A) is or becomes publicly available other than as a result of a breach of this Clause 18.2 or (B) is or becomes available to the Administrative Agent or any CNMV Guarantee Provider or any of their respective Affiliates on a nonconfidential basis from a source other than any Bidder; or

(ix)
is disclosed to any potential assignee, transferee or sub-participant provided that the Party intending to disclose any such information to any Person shall only disclose such information to the extent necessary for the relevant Person to decide whether or not to enter into the assignment, transfer or sub-participation and otherwise to effect the assignment, transfer or sub-participation and upon the terms that all information so disclosed shall be kept confidential by that recipient.

In addition, the Administrative Agent and the CNMV Guarantee Providers may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent or CNMV Guarantee Provider in connection with the administration of this Agreement.

19.	SPANISH NOTARISATION

The Parties agree to raise this Agreement and any amendments thereto to a public document status by means of a Spanish Public Document before a Spanish Notary designated by the Borrower, for the purposes contemplated in Article 517 et seq. of the Spanish Civil Procedural Law and other related provisions, at the request of the Administrative Agent and as soon as practicable following such request and in any event within five (5) Business Days from such request.

20.	GOVERNING LAW

This Agreement and any non-contractual obligations arising out of or in connection with any of them are governed by the laws of Spain.

21.	JURISDICTION

Each of the Parties agrees that the courts of the city of Madrid have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or the consequences of its nullity or any non-contractual obligations arising out of or in connection with this Agreement) and waives any right it may otherwise have had to bring proceedings elsewhere.

22.	SURVIVAL

The provisions of Clauses 9 and 13 shall survive and remain in full force and effect regardless of the repayment of the CNMV Guarantees or the termination of this Agreement.

OPAL SPANISH HOLDINGS, S.A.U.
p.p. /s/ Bradley G. Thompson Name: Bradley G. Thompson Title: Authorized Signatory

[Signature Page to CNMV Guarantees Issuance Agreement]

MORGAN STANLEY BANK AG, as CNMV Guarantee Provider
By: /s/ Oliver Kehren Name: Oliver Kehren Title: Authorised Signatory By: /s/ Berkay Devecioglu Name: Berkay Devecioglu Title: Authorised Signatory

[Signature Page to CNMV Guarantees Issuance Agreement]

MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent
By: /s/ Mrinalini MacDonough Name: Mrinalini MacDonough Title: Authorized Signatory

[Signature Page to CNMV Guarantees Issuance Agreement]

SCHEDULE 1

CREDIT AGREEMENT

SEE EXHIBIT 10.3

SCHEDULE 2

CONDITIONS PRECEDENT TO INITIAL UTILISATION

1.	The Bidder

A copy of an extract of the resolution of the board of directors of the Bidder duly raised to the status of Spanish public document:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(ii)	authorising a specified Person or Persons to execute this Agreement on its behalf; and

(iii)	authorising a specified Person or Persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with this Agreement.

2.	Execution of documentation

This Agreement executed by the Bidder.

3.	Legal Opinions

(i)
A capacity legal opinion issued by Uría Menéndez Abogados, S.L.P., legal counsel to the Bidder as to Spanish law, substantially in the form distributed to the Administrative Agent prior to signing this Agreement; and

(ii)
An enforceability legal opinion issued by Clifford Chance, S.L.P., legal counsel to the Administrative Agent and CNMV Guarantee Providers as to Spanish law, substantially in the form distributed to the Administrative Agent prior to signing this Agreement.

(iii)
As set forth in the Guarantee Agreement, written opinions (addressed to the Administrative Agent and the CNMV Guarantee Providers) of the general counsel, in-house counsel and/or outside counsel of the Guarantor.

4.	The Offer

(i)
A copy of an extract of the resolution signed by the board of directors (or equivalent management body) of the Bidder approving the terms of, and the transactions contemplated by, the Offer Documents to which it is a party and resolving that it execute, deliver and perform the documentation necessary to launch the Offer; and

(ii)	Evidence of the Announcement of the Offer.

SCHEDULE 3
CONDITIONS PRECEDENT FOR CNMV SQUEEZE OUT GUARANTEES

In relation to relation to the Utilisation by way of the issue of a CNMV Squeeze-Out Guarantee:

(i)	a copy of the notice sent by the Bidder to the CNMV stating that the conditions for the Squeeze-Out are met in accordance with Section 48.3 of the Spanish Royal Decree; and

(ii)
(in case that the Bidder decides to exercise the squeeze out rights (venta forzosa) only), a copy of the notice of the Bidder stating that it has decided that (a) the relevant Squeeze-Out is to take place and (b) the date on which such squeeze-out will take place, and both (a) and (b) in accordance with Section 48.4 of the Spanish Royal Decree. For the avoidance of doubt, no additional condition precedent document will be required if the Bidder decides not to exercise the squeeze out rights (venta forzosa).

SCHEDULE 4
CNMV GUARANTEE REQUEST FORM

Guarantee Issuance Agreement dated 22 September 2021 (the “Agreement”)

1.
We refer to the Agreement. This is a CNMV Guarantee Request. Terms defined in the Agreement have the same meaning in this CNMV Guarantee Request unless given a different meaning in this CNMV Guarantee Request.

2.	We wish to arrange that the CNMV Guarantee Provider deliver CNMV [Offer]/[Squeeze-Out] Guarantees on the following terms:

(a)          Proposed CNMV Guarantee Issuance Date : [•] (or, if that is not a Business Day, the next Business Day)

(b)          Amount: €[•] or, if less, the Available Commitment

(c)          Currency: euro.

3.
We confirm that each condition specified in Clause 4.2 (Further conditions precedent) of the Agreement is satisfied on the date of this CNMV Guarantee Request or will be satisfied on the proposed CNMV Guarantee Issuance Date .

4.	We attach a form of the proposed CNMV Guarantee in the Annex hereto.

5.	This CNMV Guarantee Request is irrevocable.

6.	Delivery Instructions: to be filed with the CNMV.

Yours faithfully

…………………………………

authorised signatory for
[name of the Bidder]

Annex
Form of CNMV Guarantee

[Form of CNMV Guarantee to be inserted]

SCHEDULE 5
FORM OF CNMV OFFER GUARANTEE

En Madrid, a __ de ________ ________

La entidad […] (la “Entidad Avalista”), con domicilio social en [•], entidad debidamente registrada en [•] con el número [•], representada por D. [•] mayor de edad, con número de D.N.I. [•] con facultades suficientes para este acto en virtud del poder especial otorgado a su favor de fecha [•], ante el notario de [•], D. [•] [debidamente notarizado y apostillado]

AVALA

ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES (“CNMV”), y en beneficio de los accionistas de la sociedad [•] (la “Compañía”) en garantía de las obligaciones de pago asumidas por la sociedad [•], con domicilio social en [•], inscrita en el Registro Mercantil de [•] con el número de registro [•] (el “Oferente”), en relación con la oferta pública de adquisición formulada por el Oferente sobre [•] acciones de la Compañía por un precio de [•] euros por acción (la “Oferta”), cuyos términos y condiciones se describen en el folleto explicativo de la misma presentado para su registro en la COMISIÓN NACIONAL DEL MERCADO DE VALORES, en cumplimiento de lo dispuesto en el Real Decreto 1066/2007 de 27 de julio sobre el Régimen de las Ofertas Públicas de Adquisición de Valores.

El importe máximo de este aval es de [•] euros ([•]€).

El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas de la Oferta, y con renuncia expresa a los beneficios de excusión, orden y división.

El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de la SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. (“IBERCLEAR”) o de la CNMV, mediante requerimiento escrito dirigido a la Entidad Avalista y al siguiente domicilio: [•]. Recibido el requerimiento de pago correspondiente, la Entidad Avalista procederá a efectuar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) día hábil desde el día de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente derivadas de la Oferta o, en su caso, hasta la fecha en que la Oferta sea retirada, anulada o declarada sin efecto.

Este aval se rige por la ley española.  La Entidad Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, expresamente se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.

[ENTIDAD AVALISTA]
__________________________________
[•]

SCHEDULE 6
FORM OF CNMV SQUEEZE-OUT GUARANTEE

En Madrid, a __ de ________ ____

La entidad [•] (la “Entidad Avalista”), con domicilio social en [•], entidad debidamente registrada en [•] con el número [•], representada por D. [•] mayor de edad, con número de D.N.I. [•] con facultades suficientes para este acto en virtud del poder especial otorgado a su favor de fecha [•], ante el notario de [•], D. [•] [debidamente notarizado y apostillado]

AVALA

ante la COMISIÓN NACIONAL DEL MERCADO DE VALORES (“CNMV”) y en garantía de las obligaciones de pago asumidas por la sociedad de nacionalidad [•], con domicilio social en [•], inscrita en el Registro Mercantil de [•] con el número de registro [•] (“[•]” o el “Oferente”), en virtud del Derecho de Venta Forzosa (tal y como este término se define a continuación), frente a los accionistas de la sociedad [•] (la “Compañía”) titulares de [•] acciones de la Compañía, representativas del [•]% de su capital social. El precio por acción a pagar por el Oferente en virtud del ejercicio del Derecho de Venta Forzosa es de [•] euros.

A los efectos del presente aval se entiende por “Derecho de Venta Forzosa”, el derecho de venta forzosa, y en el caso de su ejercicio por el Oferente, previsto en el artículo 136 del texto refundido de la Ley del Mercado de Valores aprobado por el Real Decreto Legislativo 4/2015, de 23 de octubre, en los artículos 47 y 48 del Real Decreto 1066/2007, de 27 de julio, sobre el régimen de las ofertas públicas de adquisición de valores y en los apartados [•] y [•] del folleto explicativo de la oferta pública de adquisición formulada por el Oferente, sobre las acciones de la Compañía que no son titularidad de [•].

El importe máximo de este aval es de [•] euros ([•]€).

El presente aval se otorga con carácter incondicional, irrevocable y solidario con respecto a las obligaciones de pago del Oferente derivadas del Derecho de Venta Forzosa, y con renuncia expresa a los beneficios de excusión, orden y división.

El pago de las responsabilidades dimanantes de este aval se llevará a efecto en Madrid, a primer requerimiento de la SOCIEDAD DE GESTIÓN DE LOS SISTEMAS DE REGISTRO, COMPENSACIÓN Y LIQUIDACIÓN DE VALORES, S.A. (“IBERCLEAR”) o de la CNMV, mediante requerimiento escrito dirigido a la Entidad Avalista y remitido al siguiente domicilio: [•]. Recibido el requerimiento de pago correspondiente, la Entidad Avalista procederá a efectuar el pago del importe correspondiente, en la cuenta que el requirente haya designado, transcurrido un (1) día hábil desde el día de la recepción de dicho requerimiento.

El presente aval permanecerá en vigor hasta el completo cumplimiento de las obligaciones de pago del Oferente derivadas del Derecho de Venta Forzosa.

Este aval se rige por la ley española. La Entidad Avalista, con renuncia a cualquier otro fuero que pudiera corresponderle, expresamente se somete a los tribunales de la ciudad de Madrid para dirimir cualquier disputa o controversia que pudiese surgir en relación con la interpretación, alcance, cumplimiento, efectos y ejecución del presente aval.

[ENTIDAD AVALISTA]
__________________________________
[•]

SCHEDULE 7
COMMITMENTS AS OF EFFECTIVE DATE

CNMV Guarantee Provider	Commitment (€)
Morgan Stanley Bank AG	€1,650,000,000